Exhibit 99.1

WESTLAKE CHEMICAL CORPORATION

Contact – (713) 960-9111

Investors – Steve Bender

Media – David R. Hansen

WESTLAKE CHEMICAL REPORTS FOURTH QUARTER RESULTS

Houston, TX – February 20, 2007 – Westlake Chemical Corporation (NYSE: WLK) today reported net income of $14.4 million, or $0.22 per diluted share, for the fourth quarter of 2006. This represents a significant decrease from the fourth quarter of 2005 net income of $73.6 million, and $1.13 per diluted share. Income from operations was $8.5 million on net sales of $523.9 million for the fourth quarter of 2006. This compares unfavorably with fourth quarter 2005 income from operations of $112.5 million on net sales of $636.4 million. The decrease in income from operations was primarily the result of lower selling prices and reduced sales volumes and the adverse impact of an unscheduled outage at one of the ethylene units in Lake Charles, Louisiana. This unit was down 55 days beginning September 1, 2006 initially because of an unscheduled shutdown resulting from mechanical problems with a compressor that required extended maintenance. During the downtime, a major maintenance turnaround was completed, as well as tie-ins of portions of a previously announced project to upgrade the feedstock flexibility of one of the company’s ethylene units, which is expected to reduce energy costs and provide additional ethylene capacity. As a result of the unscheduled outage, maintenance expenses were significantly higher while unabsorbed fixed costs and lost opportunity were substantial.

Falling energy prices and reduced industry ethylene operating rates, which resulted from ethylene plants coming back online after several planned and unplanned outages in the industry during 2006, put downward pressure on ethylene and ethylene derivatives in the fourth quarter of 2006. In addition, excess products stockpiled by downstream buyers in anticipation of hurricanes that did not materialize added to the oversupply situation. As a result, both spot ethylene and polyethylene prices fell between $0.13 and $0.15 per pound in the fourth quarter of 2006 and were not fully offset by reductions in feedstock costs. In addition, PVC resin and PVC pipe selling prices and volumes fell dramatically in the fourth quarter due to de-stocking of inventory by PVC converters anticipating lower prices, normal seasonal weakness and continued softness in the construction industry. The lower sales volumes in the vinyls segment resulted in lower operating rates and higher unabsorbed cost. Conversely, the fourth quarter of 2005 was one of the best in the company’s history due in part to the spike in product prices and increased margins that occurred as a result of Hurricanes Katrina and Rita.

Fourth quarter 2006 results were also negatively impacted by the utilization of the first-in, first-out (FIFO) inventory accounting method as compared with utilizing the last-in, first-out (LIFO) method used by some companies in the industry as a result of falling feedstock costs. By comparison, in the fourth quarter of 2005, the company benefited from using the FIFO method due to rising feedstock costs associated with Hurricanes Katrina and Rita.

Fourth quarter 2006 results were favorably impacted by, among other things, a tax benefit which increased net income by $6.5 million, or $0.10 per diluted share, and a lower effective tax rate for the year than what was previously estimated in the third quarter of 2006. The tax benefit resulted from the reversal of various tax accruals due to the resolution of certain tax matters. Fourth quarter 2006 results also benefited from the settlement of two legal disputes and a settlement offer related to certain environmental contingencies which resulted in the reversal of contingent reserves and favorable settlements totaling $3.1 million after tax, or $0.05 per diluted share.

Fourth quarter 2006 net income decreased $47.3 million, or $0.73 per diluted share, from the $61.7 million net income, or $0.95 per diluted share, reported in the third quarter of 2006. Revenue, income from operations and net income were all lower in the fourth quarter of 2006 than the third quarter of 2006 primarily due to lower selling prices for all of our major products, lower sales volumes in our Vinyls segment and the unscheduled outage at one of the ethylene units in Lake Charles, Louisiana. These reductions were partially offset by lower feedstock costs.

For the year 2006, net income was $194.6 million, or $2.98 per diluted share, which included an after-tax charge of $16.3 million, or $0.25 per diluted share, related to debt retirement costs incurred in the first quarter of 2006. For 2005, net income was $226.8 million, or $3.48 per diluted share. Income from operations was $313.3 million on net sales of $2,484.4 million for the year ended December 31, 2006, as compared to income from operations of $367.0 million on net sales of $2,441.1 million for the year ended December 31, 2005. Results in 2006 were negatively impacted by lower production volumes and higher maintenance expense largely due to a maintenance turnaround at the facility in Calvert City, Kentucky and the unscheduled outage at one of our ethylene units in Lake Charles, Louisiana. Additionally, 2006 PVC pipe sales volumes were lower than 2005 due to weakness in the construction industry and customer de-stocking that occurred in the fourth quarter of 2006. These reductions were partially offset by higher sales prices for the company’s major products. Earnings for 2006 benefited from improved feedstock commodity trading gains of $18.6 million as compared to a loss of $3.8 million in 2005, lower interest expense resulting from lower interest rates due to the refinancing completed in the first quarter of 2006 and higher interest income. Earnings for 2006 also benefited from a $6.5 million tax benefit related to the reversal of various tax accruals due to the resolution of certain tax matters. In addition, adjustments of $3.7 million were made in the third quarter of 2006 to further refine the estimate of deferred income taxes and the extra-territorial exclusion income benefit. These tax benefits combined to increase net income by $10.2 million or $0.16 per diluted share in 2006.

Albert Chao, President and Chief Executive Officer, said, “We are pleased to report a strong year in spite of the difficulties we experienced in the fourth quarter and the unscheduled outage at one of our ethylene units in Lake Charles. Our 2006 results were the second best in the history of Westlake. After significant margin erosion in both the olefins and vinyls sectors and markedly reduced volumes for vinyls experienced in the fourth quarter of 2006, the industry is seeing signs of improvement, at least from a volume standpoint. I am happy to say that we completed the acquisition of Eastman Chemical Company’s Longview, Texas polyethylene business and ethylene pipeline which will further enhance our integration strategy. We remain cautiously optimistic about the strength in the U.S. economy and thus the prospects for our business in 2007.”

EBITDA (earnings before interest expense, income taxes, depreciation and amortization) for the fourth quarter of 2006 decreased 73.6% to $35.8 million compared to $135.4 million in the fourth quarter of 2005 and decreased 67.8% compared to $111.4 million of EBITDA in the third quarter of 2006. EBITDA for the year ended December 31, 2006 was $385.3 million, which included a charge of $25.9 million related to debt retirement costs, as compared to $450.3 million for the year ended December 31, 2005. A reconciliation of EBITDA to reported net income and to cash flows from operating activities can be found in the financial schedules at the end of this press release.

Cash flows from operating activities were $237.2 million for the year ended December 31, 2006, $136.3 million of which was used for capital additions. The Company used cash from operations and available cash on hand to purchase Eastman’s polyethylene business in Longview, Texas for $235.7 million. At December 31, 2006 the Company’s cash and cash equivalents balance was $52.6 million and debt was $260.2 million.

OLEFINS SEGMENT

The Olefins segment experienced a loss from operations of $2.6 million in the fourth quarter of 2006 compared to income from operations of $56.2 million in the fourth quarter of 2005. This decrease was primarily due to reduced selling prices for ethylene and polyethylene, lower sales volumes for ethylene and an unscheduled outage and maintenance turnaround at one of the Company’s ethylene units in Lake Charles, Louisiana. Polyethylene converters slowed their buying in anticipation of lower prices, which in fact occurred as polyethylene prices decreased $0.15 per pound during the quarter. Merchant ethylene sales volumes were lower for the fourth quarter of 2006 as compared to the fourth quarter of 2005 largely due to the increase in internal ethylene consumption at our Geismar vinyls facility. These decreases were partially offset by lower feedstock costs and higher polyethylene sales volumes. The higher polyethylene sales volumes were primarily due to the Longview acquisition.

Fourth quarter 2006 income from operations for the Olefins segment was $44.5 million lower than that reported in the third quarter of 2006 primarily due to lower selling prices for the Company’s olefins products, lower ethylene sales volumes and the unscheduled outage discussed above. These reductions were partially offset by higher polyethylene sales volumes and lower feedstock costs. Polyethylene sales volumes were higher in the fourth quarter of 2006 primarily due to the Longview acquisition.

Income from operations for the Olefins segment decreased by $34.8 million, or 17.8% to $160.9 million for the year ended December 31, 2006 from $195.7 million for the year ended December 31, 2005. This decrease was primarily due to the adverse impact of the unscheduled outage and maintenance turnaround at one of the Lake Charles ethylene units and the nonrecurring effect in 2005 of the two hurricanes that hit the U.S. Gulf Coast resulting in record earnings in the fourth quarter of 2005. This decrease was partially offset by price increases throughout the Olefins segment outpacing higher feedstock costs, which resulted in higher profit margins for ethylene and polyethylene for the first three quarters of 2006 as compared to the first three quarters of 2005. In addition, feedstock commodity trading gains were recognized in 2006 as compared to a loss in 2005. Falling energy and feedstock costs and weakened demand led to sharp declines in ethylene and polyethylene prices in the fourth quarter of 2006 resulting in weak performance in the last quarter of the year.

VINYLS SEGMENT

Income from operations for the Vinyls segment decreased by $47.6 million, or 82.2% to $10.3 million for the fourth quarter of 2006 from the $57.9 million reported in the fourth quarter of 2005. This decrease was primarily due to lower selling prices for VCM, PVC resin and PVC pipe and lower sales volumes for PVC resin and PVC pipe. Weakness in the construction industry and falling energy prices led to de-stocking of inventory by PVC converters anticipating lower prices. Seasonal slowdowns also led to the decline. The lower sales volumes in the Vinyls segment resulted in lower operating rates and higher unabsorbed cost. These decreases were partially offset by lower costs of propane and ethylene.

Fourth quarter 2006 income from operations for the Vinyls segment decreased by $38.6 million from the $48.9 million reported in the third quarter of 2006. This decrease was primarily due to lower selling prices and sales volumes for PVC resin and PVC pipe. These decreases were partially offset by lower raw material costs for propane and ethylene.

Income from operations for the Vinyls segment decreased by $21.5 million, or 12.0%, to $157.9 million for the year ended December 31, 2006 from $179.4 million for the year ended December 31, 2005. This decrease was primarily due to lower production volumes and higher maintenance expense related to the planned maintenance turnaround at the Calvert City facility that occurred in May 2006, higher raw material costs and a significant reduction in demand for PVC resin and PVC pipe in the fourth quarter of 2006. Selling prices and sales volumes for PVC resin and PVC pipe fell sharply in the fourth quarter of 2006 resulting in lower operating rates, lower profit margins and higher unabsorbed cost.

The statements in this release relating to matters that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities; governmental regulatory actions and political unrest; global economic conditions; industry production capacity and operating rates; the supply/demand balance for Westlake’s products; competitive products and pricing pressures; access to capital markets; technological developments; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake’s Annual Report on Form 10-K for the year ended December 31, 2005, which was filed with the SEC in February 2006.

In this release, Westlake refers to a non-GAAP financial measure, EBITDA. EBITDA is calculated as net income before interest expense, income taxes, depreciation and amortization. The body of accounting principles generally accepted in the United States is commonly referred to as “GAAP.” For this purpose a non-GAAP financial measure is generally defined by the U.S. Securities and Exchange Commission as one that purports to measure historical and future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measures. We have included EBITDA in this release because our management considers it an important supplemental measure of our performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA. EBITDA allows for meaningful company-to-company performance comparisons by adjusting for factors such as interest expense, depreciation and amortization and taxes, which often vary from company to company. In addition, we utilize EBITDA in evaluating acquisition targets. Management also believes that EBITDA is a useful tool for measuring our ability to meet our future debt service, capital expenditures and working capital requirements, and EBITDA is commonly used by us and our investors to measure our ability to service indebtedness. EBITDA is not a substitute for the GAAP measures of earnings or of cash flow and is not necessarily a measure of our ability to fund our cash needs. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented in this release may not be comparable to EBITDA reported by other companies. EBITDA has material limitations as a performance measure because it excludes (1) interest expense, which is a necessary element of our costs and ability to generate revenues because we have borrowed money to finance our operations, (2) depreciation, which is a necessary element of our costs and ability to generate revenues because we use capital assets and (3) income taxes, which is a necessary element of our operations. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. A table included in the financial schedules at the end of this release reconciles EBITDA to net income and to cash flow from operating activities.

Westlake Chemical Corporation Conference Call Information:

A conference call to discuss Westlake Chemical Corporation’s fourth quarter results will be held Tuesday, February 20, 2007 at 11:00 a.m. EST (10:00 a.m. CST). To access the conference call, dial (866) 770-7120, or (617) 213-8065 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 58505744.

A replay of the conference call will be available beginning an hour after its conclusion until 1:00 p.m. EST on Tuesday, February 27, 2007. To hear a replay, dial (888) 286-8010, or (617) 801-6888 for international callers. The replay passcode is 14463440.

The conference call will also be available via webcast at:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=180248&eventID=1473514 and the earnings release can be obtained via the company’s Web page at:

http://www.westlakechemical.com/investors.html.

Westlake Chemical Corporation is a manufacturer and supplier of petrochemicals, polymers and fabricated products with headquarters in Houston, Texas. The company’s range of products includes: ethylene, polyethylene, styrene, propylene, caustic, VCM, PVC and PVC pipe, windows and fence. For more information, visit the company’s Web site at www.westlakechemical.com.

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(In thousands of dollars, except per share data)

Net sales	$523,903	$636,439	$2,484,366	$2,441,105
Cost of sales	492,866	501,335	2,087,883	1,997,474

Gross profit	31,037	135,104	396,483	443,631

Selling, general and administrative expenses	22,529	22,604	83,232	76,598

Income from operations	8,508	112,500	313,251	367,033

Interest expense	(3,163)	(5,850)	(16,519)	(23,717)
Debt retirement cost	—	—	(25,853)	(646)
Other income, net	3,013	2,336	11,670	2,658

Income before income taxes	8,358	108,986	282,549	345,328

(Benefit from) provision for income taxes	(6,039)	35,364	87,990	118,511

Net income	$14,397	$73,622	$194,559	$226,817

Earnings per common share:
Basic	$0.22	$1.13	$2.99	$3.49
Diluted	$0.22	$1.13	$2.98	$3.48

Weighted average shares outstanding:
Basic	65,202,414	65,071,115	65,133,628	65,008,253

Diluted	65,313,450	65,262,258	65,254,654	65,251,109

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,
	2006	2005
	(In thousands of dollars)

Current assets
Cash and cash equivalents	$52,646	$237,895
Accounts receivable, net	308,903	302,779
Inventories, net	456,276	339,870
Other current assets	31,962	22,319

Total current assets	849,787	902,863
Property, plant and equipment, net	1,076,903	863,232
Other assets, net	155,408	61,094

Total assets	$2,082,098	$1,827,189

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$321,912	$304,649
Current portion of long-term debt	—	1,200

Total current liabilities	321,912	305,849
Long-term debt	260,156	265,689
Other liabilities	326,489	261,545

Total liabilities	908,557	833,083

Stockholders’ equity	1,173,541	994,106

Total liabilities and stockholders’ equity	$2,082,098	$1,827,189

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Year Ended December 31,
	2006	2005
	(In thousands of dollars)
Cash flows from operating activities
Net income	$194,559	$226,817
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	86,262	81,241
Deferred income taxes	13,852	45,745
Other balance sheet changes	(57,489)	(35,356)

Net cash provided by operating activities	237,184	318,447

Cash flows from investing activities
Additions to property, plant and equipment	(136,258)	(85,760)
Additions to equity investment	(4,574)	(1,867)
Purchase of short-term investments	(216,510)	—
Sales and maturities of short-term investments	216,510	—
Acquisition of business	(235,674)	—
Settlements of derivative instruments	(28,052)	—
Proceeds from disposition of assets	222	37

Net cash used for investing activities	(404,336)	(87,590)

Cash flows from financing activities
Proceeds from exercise of stock options	1,849	1,184
Dividends paid	(8,802)	(6,342)
Proceeds from borrowings	249,185	—
Repayments of borrowings	(256,000)	(31,200)
Capitalized debt issuance costs	(4,329)	—

Net cash used for financing activities	(18,097)	(36,358)

Net (decrease) increase in cash and cash equivalents	(185,249)	194,499
Cash and cash equivalents at beginning of period	237,895	43,396

Cash and cash equivalents at end of period	$52,646	$237,895

WESTLAKE CHEMICAL CORPORATION

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(In thousands of dollars)

Net Sales to External Customers
Olefins	$319,686	$324,757	$1,369,580	$1,350,042
Vinyls	204,217	311,682	1,114,786	1,091,063

	$523,903	$636,439	$2,484,366	$2,441,105

Income (Loss) from Operations
Olefins	$(2,570)	$56,168	$160,875	$195,670
Vinyls	10,312	57,925	157,918	179,407
Corporate and Other	766	(1,593)	(5,542)	(8,044)

	$8,508	$112,500	$313,251	$367,033

Depreciation and Amortization
Olefins	$15,869	$12,145	$51,741	$46,844
Vinyls	8,386	8,425	34,391	34,343
Corporate and Other	33	22	130	54

	$24,288	$20,592	$86,262	$81,241

Other Income (Expense), net
Olefins	$(11)	$63	$(12)	$(1,933)
Vinyls	61	25	216	301
Corporate and Other*	2,963	2,248	(14,387)	3,644

	$3,013	$2,336	$(14,183)	$2,012

* Debt retirement costs of $25,853 and $646 are included in the year ended December 31, 2006 and December 31, 2005, respectively.

WESTLAKE CHEMICAL CORPORATION

RECONCILIATION OF EBITDA TO NET INCOME AND TO CASH FLOW FROM OPERATING ACTIVITIES

(Unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Year Ended December 31,
	2006	2006	2005	2006	2005
	(In thousands of dollars)

EBITDA	$111,357	$35,809	$135,428	$385,330	$450,286
Less:
Provision for (benefit from) income taxes	25,191	(6,039)	35,364	87,990	118,511
Interest expense	3,432	3,163	5,850	16,519	23,717
Depreciation and amortization	21,078	24,288	20,592	86,262	81,241

Net income	61,656	14,397	73,622	194,559	226,817
Changes in operating assets and liabilities	6,431	4,684	54,481	28,773	45,885
Deferred income taxes	(1,119)	4,235	15,218	13,852	45,745

Cash flow from operating activities	$66,968	$23,316	$143,321	$237,184	$318,447

WESTLAKE CHEMICAL CORPORATION

SUPPLEMENTAL INFORMATION

Key Product Sales Price and Volume Variance by Operating Segments

	Fourth Quarter 2006 vs. Fourth Quarter 2005		Fourth Quarter 2006 vs. Third Quarter 2006
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins[1]	-12.1%	+12.6%	-7.8%	-2.9%
Vinyls[2]	-19.7%	-18.4%	-15.5%	-22.2%
Company	-14.7%	-3.5%	-10.6%	-12.5%

1 Includes: Ethylene and co-products, polyethylene, and styrene

2 Includes: Ethylene co-products, caustic, VCM, PVC resin, PVC pipe, and other fabrication products

Average Quarterly Industry Prices (1)

	Quarter Ended
	December 2005	March 2006	June 2006	September 2006	December 2006
Ethane (cents/lb)	25.7	19.2	22.8	25.5	20.8
Propane (cents/lb)	25.2	22.4	24.9	26.0	22.4
Ethylene (cents/lb) (2)	55.8	50.3	46.5	50.7	44.8
Polyethylene (cents/lb) (3)	86.0	78.0	73.0	78.7	68.0
Styrene (cents/lb) (4)	63.8	60.6	61.7	70.1	66.9
Caustic ($/ short ton) (5)	457.5	424.2	393.3	361.7	337.5
Chlorine ($/ short ton) (6)	357.5	332.5	332.5	332.5	322.5
VCM (cents/lb) (7)	48.0	44.0	42.2	43.9	39.6
PVC (cents/lb) (8)	65.8	62.8	60.0	61.3	57.0

(1)	Industry pricing data was obtained through the Chemical Market Associates, Inc., or CMAI. We have not independently verified the data.
(2)	Represents average North America spot prices of ethylene over the period as reported by CMAI.
(3)	Represents average North America contract prices of polyethylene film over the period as reported by CMAI.
(4)	Represents average North American spot prices of styrene over the period as reported by CMAI.
(5)	Represents average North America spot prices of caustic soda (diaphragm grade) over the period as reported by CMAI.
(6)	Represents average North America contract prices of chlorine (into chemicals) over the period as reported by CMAI.
(7)	Represents average North America contract prices of VCM over the period as reported by CMAI.
(8)	Represents average North America contract prices of PVC over the period as reported by CMAI.